Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports dated April 12, 2007 with respect to the financial statements of Farm Bureau Life Variable Account and April 6, 2007 with respect to the financial statements and schedules of Farm Bureau Life Insurance Company, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-6 No. 333-87766) under the Securities Act of 1933 and Amendment No. 10 to the Registration Statement (Form N-6 No. 811-05068) under the Investment Company Act of 1940, and related Prospectus of Farm Bureau Life Variable Account (Nonparticipating Flexible Premium Variable Life Insurance Policy) dated May 1, 2007.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 26, 2007